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                                                                  Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT


We consent to the use in Amendment No. 2 to Registration Statement No. 333-18711 of Tuscany, Inc. on Form SB-2 of our report dated February 14, 1997 (February 28, 1997 as to Notes 1, 5, 6 and 8) (which expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt about the ability of the Company to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Seattle, Washington
March 3, 1997